Mandalay Digital Group, Inc. Appia Transaction Presentation November 13, 2014 Exhibit 99.3

MANDALAY DIGITAL GROUP, INC.
© 2014 Mandalay Digital Group, Inc. Page 2
Safe Harbor Statements.
Use of Non-GAAP Financial Measures.
Statements in this presentation that are not statements of historical fact and that concern future results from operations, financial position, economic conditions, product releases, revenue and product synergies, cost savings, product or competitive enhancements and any other statement that may be construed as a prediction of future performance or events, including that Appia's technology will enhance Mandalay Digital's existing products or foster new technology innovation, perceived benefits from the business combination to the surviving company, or that the acquisition will result in increased revenue, cost savings and better competitive position, or that Mandalay Digital will successfully integrate Appia’s technology, are forward-looking statements that speak only as of the date made and which involve known and unknown risks, uncertainties and other factors which may, should one or more of these risks uncertainties or other factors materialize, cause actual results to differ materially from those expressed or implied by such statements. These factors include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the merger within the expected time period or at all, including due to the failure to obtain stockholder approval, or the failure to satisfy other conditions to completion of the merger; risks related to disruption of management’s attention from the ongoing business operations due to the proposed merger; the effect of the announcement of the proposed merger on Mandalay’s or Appia’s relationships with their respective customers, lenders, operating results and businesses generally; material adverse changes in Mandalay Digital’s or Appia’s operations or financial results prior to closing; the ability to expand the combined company’s global reach, accelerate growth and create a scalable, low-capex business model that drives EBITDA; failure to realize anticipated operational efficiencies, revenue (including projected revenue) and cost synergies and resulting revenue growth, EBITDA and free cash flow conversion if the merger is consummated;
the ability to achieve internal strategic forecasts; inability to refinance the assumed Appia debt subsequent to the closing or to refinance the debt on favorable terms; unforeseen challenges related to relationships with operators, publishers and advertisers and expanding and maintaining those relationships; the ability to execute upon, and realize any benefits from, potential value creation opportunities through strategic relationships in the future or at all, including the ability to leverage advertising opportunities effectively and increase revenue streams for carriers; unforeseen difficulties preventing rapid integration of Appia’s app-install infrastructure into Digital Turbine’s existing platform; the inherent and deal specific challenges in converting discussions with carriers into actual contractual relationships; the Company’s ability as a smaller company to manage international, and as a result of the proposed merger, larger operations, varying and often unpredictable levels of orders, the challenges inherent in technology development necessary to maintain the Company’s competitive advantage ; the potential for unforeseen or underestimated cash requirements necessary to enable the transaction synergies to be realized, and other risks including those described from time to time in Mandalay Digital Group's filings on Forms 10-K and 10-Q with the SEC, press releases and other communications. You should not place undue reliance on these forward-looking statements. The company does not undertake to update forward-
looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Adjusted EBITDA is calculated as income (loss) from continuing operations before interest expense, foreign exchange gains (losses), financing and related expenses, debt discount and debt settlement expense, gain or loss on extinguishment of debt, acquisition and integration costs, income taxes, asset impairment charges, depreciation and amortization, stock-based compensation expense, change in fair value of derivatives, and accruals for discretionary bonuses. Since Adjusted EBITDA is a non-GAAP measure that does not have a standardized meaning, it may not be comparable to similar measures presented by other companies. Readers are cautioned that Adjusted EBITDA should not be construed as an alternative to net income (loss) determined in accordance with U.S. GAAP as an indicator of performance, which is the most comparable measure under GAAP. Adjusted EBITDA is used by management as an internal measure of profitability. We have included Adjusted EBITDA because we believe that this measure is used by certain investors to assess our financial performance before non-cash charges and certain costs that we do not believe are reflective of our underlying business. A reconciliation of Adjusted EBITDA to U.S. GAAP net income is expected to be included in the press release announcing the results of our second fiscal quarter, however such reconciliation to future net income is not currently available without unreasonable effort.
The information that is unavailable is primarily asset impairment and expenses related to stock-based compensation; it is probable that when such amounts are available they will result in a significant GAAP  net loss for our second fiscal quarter notwithstanding our expected Adjusted EBITDA results.
This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of
1933, as amended.

Digital Turbine + Appia:
Investment Highlights
MANDALAY DIGITAL GROUP, INC.
© 2014 Mandalay Digital Group, Inc. Page 3
Capturing window of opportunity to accelerate scale in
exploding market
•
Mandalay Digital and Appia combine to create single, unique, mobile app and ad ecosystem – Name to change to Digital Turbine
•
Transforms competitive positioning through vertical integration
•
Mandalay stock to be issued at agreed-upon price of $4.50/share
–
Appia investors to receive a number of shares equivalent to $100 million less debt and expenses at agreed-upon value
•
Opportunity to achieve up to $14 million in revenue and ~$2 million cost synergies
•
Adds scale and accelerates ad revenue and existing DT product growth
•
Enhances MNDL’s financial profile: Appia stakeholders becoming key new MNDL investors

Strategic Rationale: Transformation
MANDALAY DIGITAL GROUP, INC.
© 2014 Mandalay Digital Group, Inc. Page 4
Tremendous
opportunity in
exploding
marketplace*
•
$38 billion mobile app+ad market expected to grow 25 CAGR%
•
Smartphones still only 30% of global user base – but
growing*
•
86% of smartphone users’ time spent in apps
•
Wireless operators have most to gain and most to lose  from monetizing mobile apps – away from Google and Facebook
Competitive
Positioning -
Enhances
revenue
opportunity for
operators
•
Vertically integrates DT’s distribution platform with Appia, #1 independent mobile app advertising company
•
Appia fits hand-in-glove with MNDL app installation growth
•
Combines complementary customer bases, including Telcel Mexico, Claro in
South America and Metro PCS in US
•
Accelerates growth for both companies – ads and DT product suite
•
Diversification of revenue streams; operators major part of stream, but not entire stream
Adds scale and
talent pool with
deep expertise
•
Access to leading publishers and advertisers in a single marketplace
•
Global reach with active campaigns in over 200 countries – in all major formats
•
Gaining control of ad tech capabilities to help ensure execution
*Sources: @KPCB - Global Mobile App revenue per Strategy Analytics; comprises virtual goods, in-app advertising, subscription and download revenue. Global Mobile Advertising revenue per PWC;
comprises browser, search and classified advertising revenue- and Flurry.

MANDALAY DIGITAL GROUP, INC
Premium demand for customers
Ignite – IQ
Content - Pay
20+ global carrier partners
Premium supply of advertisers
210+ publishers
100+ advertisers and agencies
Traffic in 200+ countries globally
1BB+ users across multiple carriers
Delivers single app-driven ecosystem to
carriers to generate new revenue streams
Largest non-incentivized engine
Global
Highest LTV publishers
Vertically integrated
Leveraging App explosion
Capitalizing on RTB
Combined company
Peerless, Agnostic Value Proposition
Peerless, Agnostic Value Proposition
© 2014 Mandalay Digital Group, Inc. Page 5

Deal Structure and Economics
MANDALAY DIGITAL GROUP, INC.
© 2014 Mandalay Digital Group, Inc. Page 6
•
Issuing approximately 19 million shares (assumes CQ115 close)
•
Jud Bowman, CEO Appia
•
Trident Capital
•
Venrock
•
DCM
•
Noro-Moseley
•
Wakefield Group
•
Relay Ventures
•
Eric Schmidt’s TomorrowVentures
•
Assumption of ~$10 million debt (Silicon Valley Bank and North Atlantic Capital)
•
Plan to refinance assumed indebtedness following closing
Shares to be issued are
subject to lockup agreements
Smart Money to Hold Significant Stake in Company
Smart Money to Hold Significant Stake in Company

Financial Rationale Compelling
MANDALAY DIGITAL GROUP, INC.
© 2014 Mandalay Digital Group, Inc. Page 7
Financial Profile
• Appia recorded $30 million revenue for twelve months ended 9/30/14
• Expected to enhance gross profit and EBITDA profile through revenue and cost synergies
Revenue and cost
synergies
• Opportunity to achieve up to $14 million revenue synergies on app-installs currently projected to be sourced by third parties, including Appia
• Mandalay to capture third-party ad partner feeds
• Approximately $2 million in expected cost synergies from campaign management, CPI-infrastructure functions, duplicative corporate headcount
Business Model
• Combining complementary, scalable, low-capex business models
• Direct access to advertisers boosts revenue profile
• Drives incremental EBITDA/FCF
Integration
• Eased by existing partnership and retention of Appia expert resources
• App-install infrastructure and platform integrates immediately
• Identified cost synergies
• Appia founder and CEO Jud Bowman joining Mandalay board

Pro Forma: Board of Directors and
Equity Ownership Structure
MANDALAY DIGITAL GROUP, INC.
© 2014 Mandalay Digital Group, Inc. Page 8
Board Composition Post Close
Rob Deutschman, Chairman
Peter Guber
Paul Schaeffer
Chris Rogers
Jeff Karish
Bill Stone
Jud Bowman
Additional Appia appointee
Equity Ownership Structure
Increased ownership by senior
executive/founders and long-term
strategic investors
18%
82%
% Shares Held Today
Insiders Public Float
33%
12%
55%
% Shares Held Post Close
Appia Other insiders Public Float

Transaction Process
MANDALAY DIGITAL GROUP, INC.
© 2014 Mandalay Digital Group, Inc. Page 9
Step Expected Timing
Filing s-4 Thanksgiving
SEC Feedback Christmas – January
MNDL Shareholder Vote 20 business days after SEC clearance
Closing Estimated first calendar quarter 2015

Summary
MANDALAY DIGITAL GROUP, INC.
© 2014 Mandalay Digital Group, Inc. Page 10
•
Transformational acquisition expected to close C’Q115
•
Capturing window of opportunity to accelerate scale in
exploding market

Additional Information
Thursday, 13 November 2014 Page 11
Additional Information and Where to Find It
In connection with the proposed transaction, Mandalay Digital intends to file with the Securities and Exchange Commission (SEC) a registration statement on Form S-4 that will include a proxy statement and a prospectus.  The definitive proxy statement/prospectus will contain important information about the proposed transaction and related matters. INVESTORS AND
SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE,
BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement (when available) and other documents filed by Mandalay Digital with the SEC at the SEC’s web site at
www.sec.gov. These documents may be accessed and downloaded for free at Mandalay Digital’s website at
www.mandalaydigital.com,
or requested from Mandalay Digital by mail at 2811 Cahuenga Boulevard West, Los Angeles,
CA 90068, or by directing a request to MacKenzie Partners, Inc., 105, Madison Avenue, New York, New York, 10016,
(212) 929-5500, proxy@mackenziepartners.com .
Participants in the Solicitation
This communication is not a solicitation of a proxy from any security holder of Mandalay Digital. However, Mandalay Digital and its
directors and executive officers and certain members of management and employees may be deemed to be participants in the solicitation of proxies from Mandalay Digital’s stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of Mandalay may be found in its Form 10-K/A for the fiscal period ended March 31, 2014, which was filed with the SEC on July 29, 2014.  Other information regarding the interests of those persons and other persons in the proxy solicitation and a description of their direct and indirect interest, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.  You may obtain free copies of this document as described in the preceding paragraph.
MANDALAY DIGITAL GROUP, INC.

Digital Turbine